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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION:
                                          Press contact:
                                          Sun Microsystems Computer Company
                                          Marty Coleman (415) 336-6543

                                          Press contact:
                                          Burson-Marsteller
                                          Heidi Sinclair (213) 251-4607

                                          Investor contact:
                                          Sun Microsystems, Inc.
                                          Denise Peck (415) 336-0117

                SUN MICROSYSTEMS ANNOUNCES EXECUTIVE TRANSITION

                        J. PHILLIP SAMPER TO CHANGE ROLE

        MOUNTAIN VIEW, Calif. -- January 6, 1995 -- Sun Microsystems, Inc.
(SMI) today announced that J. Phillip Samper, president of Sun Microsystems Computer Company (SMCC) has chosen to step down from his current position at the end of February. At that time, he will assume a consulting and advisory role for SMI. He will remain in his current position through February, to assist in the transition to a successor. The process for identifying a successor has been initiated.

        "Phil's association with us is of long-standing, first as a member of Sun's Board of Directors, then as the president of SMCC, and next as a key advisor to the company," said Chief Executive Officer, Scott McNealy. "When
I asked Phil to join us as SMCC president, it was to provide leadership and focus around several business objectives. His accomplishments were significant, and were met earlier than expected. During his tenure, SMCC has experienced significant growth in its business and greatly improved its profitability, brand awareness and understanding of the enterprise customer.
I have greatly appreciated Phil's counsel during all the years that he has been with us and I am pleased that he will assist us in the future."
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        McNealy continued, "The changes Phil made were some of the key reasons why we had record results in fiscal 1994 and why we continue to show momentum in fiscal 1995."

        Sun Microsystems, Inc., is an integrated portfolio of businesses that supply distributed computing technologies, products and services. Its innovative open client-server computing solutions include networked workstations and multiprocessing servers, operating system software, silicon designs and other value-added technologies. Founded in 1982, Sun is a Fortune 150 company headquartered in Mountain View, California.

                                      ###

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